Plant Nearing Completion,
Hami Area not Affected by Earthquake

MONTREAL, QUEBEC--(MARKET WIRE) June 4, 2008- (OTCBB:TGRW.OB), Tiger Renewable Energy Ltd is happy to announce more progress on the construction of its 12,000 sq meter ethanol plant which is now nearly completed. In addition, the Company wants to reassure its stakeholders that the Hami area is out of the region that was so tragically touched by the Chinese earthquake and that the construction or operation of the Company was in no way affected.

Tiger is proud to announce that it has received from the Government of Hami final ownership licenses confirming the completion and inspection of a number of buildings out of the total 12,000 sq meter (130,000 sq ft) complex, being completed on the company’s 150 acre site.

The licenses received were for the biomass storage for 3,756.34 sq meters, office and dormitory for 1,873.47 sq meters as well as for the water treatment plant, steam plant, pump houses, electricity and transformer structures. Other licenses are expected to be issued in the weeks to come.

Says James Leung, President and CEO of Tiger: “This is one of the final steps in the completion of this very large and complex facility, representing a proof of the diligence of our team on the ground. With no problems foreseen, we are counting on finishing construction in the next few months and proceeding to the first production trials soon afterwards.

Forward-Looking Statements
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact:
Tiger Renewable Energy Ltd.
James Leung
514-771-3795
jleungppp@gmail.com

To learn more about our company please visit our web site at www.tigerrenewableenergy.com/